Exhibit 16.2

May 12, 2006

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

RE:	Seneca-Cayuga Bancorp, Inc.

Ladies and Gentlemen:

We have read the disclosure required by Item 23 of Form SB-2 of Seneca-Cayuga Bancorp, Inc., which we understand will be filed with the Securities and Exchange Commission as part of the Company’s registration statement on Form SB-2, and are in agreement with the statements contained under “Change in Accountants” therein as they relate to Fust Charles Chambers LLP.

Very truly yours,

Fust Charles Chambers LLP

5784 Widewaters Parkway, Syracuse, New York 13214 • 315-446-3600 • fax 315-446-3899 • www.fcc-cpa.com